Exhibit 99.1

SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 17, 2026, Sports Entertainment Gaming Global Corporation (the “Company” or “SEGG”) completed its acquisition of a controlling interest in Veloce Esports Limited (“Veloce”), a private company incorporated in England and Wales (“Veloce”). Upon completion of the acquisition, the Company owned 67.73% of Veloce. The Company made an offer to certain remaining shareholders of Veloce. Accordingly, it may be possible for the Company to acquire additional interest in Veloce resulting in a higher percentage ownership in Veloce held by the Company after the date of this Amendment.

The following unaudited pro forma condensed combined financial statements have been prepared to provide information about the continuing impact of the acquisition by showing how the acquisition might have affected the Company’s historical financial statements, illustrating the scope of the change in the Company’s financial position and results of operations. These unaudited pro forma condensed combined financial statements are derived from the historical consolidated unaudited financial statements of the Company and Veloce. These financial statements have been adjusted, as described in the notes, to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and Veloce, and has been prepared assuming the acquisition closed on December 31, 2025, and includes preliminary adjustments to reflect the events that are directly attributable to the acquisition and factually supportable. In addition, the unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of the Company and Veloce and has also been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results. The unaudited pro forma combined statement of operations has been prepared assuming the acquisition closed on January 1, 2025.

The Company has prepared the unaudited pro forma combined condensed financial statements based on available information using assumptions that it believes are reasonable. These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual financial position or results of operations had the acquisition occurred on the date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results to be reported by the Company in periods following the acquisition may differ significantly from these unaudited pro forma combined condensed financial statements for a number of reasons. The pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the acquisition or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring entity. Based on the acquisition method of accounting, the consideration paid for Veloce is allocated to its assets and liabilities based on their fair value as of the date of the completion of the acquisition. The purchase price allocation and valuation is based on preliminary estimates, subject to final adjustments and provided for informational purposes only.

These unaudited pro forma combined condensed financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the historical financial statements of Veloce for the year ended December 31, 2025 contained in this Form 8-K/A.

	Historical SEGG	Historical Veloce	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$171,524	$115,564			$287,288
Accounts receivable	677,274	1,620,350			2,297,624
Prepaid expenses	14,322,353	351,807			14,674,160
Inventory	-	155,059			155,059
Other current assets	3,806,148	415,152	(1,783,562	) [1]	2,437,739
Total current assets	18,977,299	2,658,133	(1,783,562)		19,851,870

Notes receivable	2,000,000	-			2,000,000
Investments	250,000	13,377			263,377
Goodwill	9,061,675	11,867,834	41,257,101	[2]	62,186,609
Intangible assets, net	19,270,680	1,248,908	13,752,367	[3]	34,271,955
Property and equipment, net	1,061	213,139			214,200
Other long-term assets	12,844,686	-			12,884,686
Total assets	$62,445,401	$16,001,391	53,225,906	[2,3]	$131,672,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$8,550,282	$2,810,877			$11,361,159
Deferred revenue	142,857	73,519			216,376
Notes payable - current	6,013,711	-			6,013,711
Accrued interest	1,557,032	-			1,557,032
Accrued and other expenses	13,745,949	616,141			14,362,090
Other liabilities	2,065,537	2,596,424	12,865,198	[4]	17,527,159
Total current liabilities	32,075,368	6,096,961	12,865,198		51,037,527

Long-term liabilities:
Convertible debt, net - noncurrent	-	-			-
Other long-term liabilities	-	3,525,709			3,525,709
Total long-term liabilities		3,525,709			3,525,709
Commitments and contingencies	-	-			-
Total liabilities	32,075,368	9,622,670	12,865,198		54,563,236

Equity

Common stock	6,834	20,515,515	2,465		9,299
Additional paid-in capital	307,012,816	-	20,548,274	[5]	348,076,606
Accumulated other comprehensive loss	184,483	-			184,483
Accumulated deficit	(282,301,830)	(13,686,160)			(295,987,990)
Total Lottery.com Inc. stockholders’ equity	24,902,303	6,829,355	20,550,740	[6]	52,282,398
Noncontrolling interest	5,467,730	(450,635)	19,809,968	[7]	24,827,063
Total Equity	30,370,033	6,378,721	40,360,708	[6,7]	77,109,461

Total liabilities and stockholders’ equity	$62,445,401	$16,001,391	53,225,906	[5,6,7]	$131,672,698

See notes to unaudited pro forma condensed combined financial statements.

SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Historical SEGG	Historical Veloce	Pro Forma Adjustments	Pro Forma

Revenue	$688,723	9,651,482		$10,340,205
Cost of revenue	774,823	5,260,452		6,035,275
Gross (loss) profit	(86,100)	4,391,031		4,304,931

Operating expenses:
Personnel costs	2,486,928	2,196,525		4,683,453
Professional fees	6,721,896	684,021		7,405,917
General and administrative	4,298,704	777,780		5,076,484
Depreciation and amortization	4,516,733	385,793		4,902,506
Total operating expenses	18,024,261	4,044,118		22,068,379
Loss (income) from operations	(18,110,361)	346,912		(17,763,449)

Other expenses
Interest expense	243,225	425,185		668,410
Other expense (income)	780,251	(1,077,341)		(297,090)
Total other expenses, net	1,023,476	(652,156)		371,320
Net loss before income tax	(19,133,837)	995,877		(18,137,160)
Income tax expense (benefit)	16,815	-		16,815
Net (loss) income	(19,150,652)	995,877		(18,154,755)

Other comprehensive loss
Foreign currency translation adjustment, net	272,897	-		272,897
Comprehensive loss (income)	(18,877,755)	995,877		(17,881,878)

Net (loss) income attributable to noncontrolling interest	(279,678)	432,041		152,363
Net loss (income) attributable to SEGG	$(18,598,077)	567,027		$(18,031,050)

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of the Company and Veloce and has been prepared as if the acquisition had occurred on December 31, 2025. The unaudited pro forma combined statement of operations for the year ended December 31, 2025 combines the historical consolidated statement of operations of the Company and Veloce and has been prepared has been prepared as if the acquisition closed on January 1, 2025. The acquisition by Veloce of a majority stake in Quadrant (“Quadrant”), the creator-led motorsport and lifestyle brand co-founded by F1 driver and 2025 World Champion Lando Norris, took place on July 11, 2025. Accordingly, results of operations for historical Veloce only include results of operations for Quadrant from July 11 to December 31, 2025 and not for the full year. The historical Balance Sheet for Veloce includes all assets and liabilities of Quadrant as of December 31, 2025. The unaudited pro forma condensed combined financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the acquisition closing date. The assets of Veloce have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of Veloce as of the effective date of the acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Veloce as of the acquisition date. Accordingly, the purchase accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Veloce at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual financial position or results of operations had the acquisition occurred on the date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the acquisition may differ significantly from these unaudited pro forma combined condensed financial statements for a number of reasons. The pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the acquisition or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

2.	Purchase Price

The unaudited pro forma condensed combined financial information reflects the purchase price as follows (in thousands):

December 31, 2025
Unidentified intangible assets	13,752,367
Other net liabilities assumed	9,622,670
Net assets acquired	16,001,391
Goodwill	41,257,101
Total purchase price	$80,633,529

Under the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long-lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long-lived assets were valued using a discounted cash flow method. In the unaudited pro forma combined balance sheet as of December 31, 2025, the excess of the aggregate purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $41.26 million was classified as goodwill. The fair value of identifiable intangible assets that are subject to amortization after the acquisition was estimated to be $13.75 million.

3.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

For the Balance Sheet

(1)	Other current assets: Represents deposits made by SEGG to Veloce prior to the closing of the acquisition, which have been eliminated against a corresponding liability that had been recorded by Veloce. See also (4) for Other liabilities.

(2)	Goodwill: Estimated adjustments to record goodwill resulting from the acquisition. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(3)	Intangible Assets: Adjustments to reflect the estimated preliminary fair values of Veloce’s identifiable intangible assets. The Company has retained a third-party valuation firm for determination of specific identifiable intangible assets and fair value for them. These details will be reported in the upcoming form 10-Q for the three months ended March 31, 2026.

(4)	Other liabilities: Reflects elimination of $1.7 million as described above in (1) and the recording of a liability of $12.86 million for the cash portion of acquisition consideration which will be paid during the twelve months following the closing date.

(5)	Common Stock: Reflects the issuance of SEGG common stock as part of the acquisition consideration.

(6)	Additional paid-in-capital: Reflects the additional paid-in capital portion related to shares of SEGG common stock described in (5) above.

(7)	Noncontrolling interest: Has been recorded for the 32.27% equity in Veloce, which has been retained by minority shareholders of Veloce.

For the Statement of Operations

There were no transactions between SEGG and Veloce during 2025. Accordingly, there are no inter-company eliminating adjustments; no other adjustments were identified that would affect the Statement of Operations.